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                                                               EXHIBIT 10.10

                                COMPUTER SOFTWARE
                             DISTRIBUTION AGREEMENT


This Agreement is made and is effective as of the 1st day of March, by and between Navarre Corporation ("Navarre") of 7400 49th Avenue North, New Hope, Minnesota, 55428 and CyberMedia of 3000 Ocean Park Boulevard, Suite 2001, Santa Monica, California 90405 ("Vendor".)


                       The Parties have agreed as follows:


1.       DEFINITIONS

1.1 The term "Product(s)" shall mean all computer software and hardware, and related products manufactured or marketed by Vendor during the term of this Agreement as set forth in Exhibit "A."

1.2 The term "Dealer(s)" shall mean any third party or entity to which Navarre markets any Products for remarketing.

2.       GRANT OF MARKETING RIGHTS

2.1 Vendor grants to Navarre and Navarre accepts from Vendor the right to purchase Products and to market and distribute Products to Dealers in North America. This grant is non-exclusive unless otherwise agreed to by the parties.

2.2 Vendor represents and warrants that as of the date of this Agreement that it does not sell products to any Distributor not listed on Exhibit "B" to this Agreement. Vendor agrees to notify Navarre of any new Distributors added to this list within thirty (30) days of such addition.

3.       TERM

3.1 The initial term of this Agreement shall be for a period of one (1) year, unless sooner terminated as provided by this Agreement.

3.2 After the initial term, this Agreement shall be automatically renewed for successive one (1) year period, unless either party gives the other written notice at least ninety (90) days prior to the expiration of the then current contract period that it does not desire that the Agreement
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         continue. If such notice is given, the Agreement shall terminate at the end of the then current term.

4.       ORDERS AND SHIPMENT AND DELIVERY OF PRODUCTS

4.1 Navarre shall issue orders in writing (which includes facsimile transmission) or verbally (which must be confirmed in writing.)

4.2 Vendor shall make best efforts to deliver all Products ordered by Navarre within the time agreed to.

4.3 All Products shall be shipped freight paid, F.O.B. destination. Navarre's price, shown in Schedule A, includes freight to Navarre's facility.

4.4 Navarre may cancel all or part of any order prior to the date of shipment with written notice seven (7) working days before Navarre's requested delivery date.

4.5 Navarre shall have the option to accept or reject any partial shipments with written or verbal communication to CyberMedia before rejection of the shipment.

4.6 A packing list showing Navarre's purchase order number, quantity ordered, quantity shipped and a detailed identification of the Products must accompany all shipments.

4.7 All Products shall bear a UPC part code (sell code), and all shipping cartons shall contain a UPC shipping code (ship unit) [UPC number and bar code.] The UPC numbers and codes on Products and shipping cartons shall conform to the Uniform Code Council, National Office Products Association and Retail Industry Standards.

4.8 Navarre has the right to charge back to Vendor costs incurred by Navarre or its Dealers due to missing, defective or inaccurate UPC codes. In no event shall such charges exceed two percent of the suggested retail price of the Products.

5.       PURCHASE PRICE

5.1 Vendor represents and warrants that the price, discounts, payment terms and return and other provisions set forth with respect to any Product shall never be less favorable to Navarre than those made available by Vendor to any similar distributors of such Product. Vendor agrees that if such a sale occurs, Vendors will offer to Navarre all the same terms and conditions, taken as whole.

5.2 The Navarre price and the current suggest retail list price for each Product manufactured or marketed by Vendor is shown on Exhibit "A". Navarre has the option to add any or all future English language retail products manufactured or marketed by Vendor. The Navarre price and the suggested retail price for any Product may only be increased by thirty
         (30) days advance


                                       -2-
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         written notice given by Vendor to Navarre. Vendor will notify Navarre in writing of the availability of new products or new versions of existing Products.

5.3 Any announced or published price decrease by Vendor shall apply to Navarre orders shipped on or after the date the price decrease was announced or published. In addition, Vendor shall credit to Navarre's account an amount equal to the difference between the old cost to Navarre for a Product and the new cost, times the total number of units of the Product held in Navarre's inventory excluding-, Navarre's Dealers. A similar credit shall be made available for all affected Product held by Navarre's Dealers at the time of a price decrease@ Vendor shall cooperate with Navarre to implement the credit for Dealer stocks of Product affected by a price decrease. Navarre agrees to track, and keep Vendor informed, of Navarre's inventory and Product held by Navarre's Dealers at all times, failing which, such credit's shall not be made.

6.       PAYMENT

On or after the date of shipment, Vendor shall invoice Navarre for the purchase of Product. All amounts specified in any net invoice shall be paid by Navarre within forty-five (45) days from the date of receipt of the Products. Navarre shall be granted a three (30/o) percent discount on pre-paid purchases and/or C.O.D. purchases. Navarre shall have the option to deduct from invoices due Vendor any credits or money due Navarre from Vendor with prior approval by Vendor. In case there is a balance due Navarre, Vendor shall issue a check to Navarre within sixty (60) working days for the credit balance.

7.       STOCK BALANCING, RETURNS, PRODUCT RECALLS AND CREDITS

7.1 Navarre may return for credit to Vendor any unit of a Product which, in the opinion of Navarre, is defective in material or workmanship, is overstocked or has been outdated by the release of a new version. Upon receipt of such Product, Vendor shall credit Navarre's account with the amount originally paid for the Product. All transportation charges incurred with respect to defective Products or recalled Product shall be paid by Vendor. Navarre shall pay transportation charges for other Product returns.

7.2 Credits for products returns, advertising allowances or other credits provided for by this Agreement will be handled by the issuance of charge backs by Navarre, and the issuance of a credit memo by Vendor.

8.       WARRANTIES, EXCLUSION OF CONSEQUENTIAL DAMAGES

Except as provided in Section 9 hereof, neither parry shall, under any circumstances, be liable to the other for consequential, incidental, indirect or special damages arising out of or related to this Agreement or the transactions contemplated herein, even if such party has been appraised of the likelihood of such damages occurring.


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9.       INDEMNIFICATION

Vendor shall be solely responsible for the design, development, supply, production and performance of the Products. Vendor agrees to indemnify and hold Navarre harmless from and against any claim, loss, damage, expense or liability (including legal fees and costs) that may result, in whole or in part, from:

         (a) Any infringement, or any claim of infringement of any patent, trademark, copyright, trade secret or other proprietary right with respect to the Products.

         (b) Any warranty or product liability claim with respect to the Products.

         (c) Vendor represents and warrants that it has and will maintain during the term of this Agreement sufficient insurance coverage, to enable it to meet its obligations under this section.

10.      ADVERTISING

10.1 Navarre shall have the right to utilize Vendor's trade name and any trademarks and service marks associated with the Products to identify the origin of the Products in advertising and promotional materials. With respect to Products made by a third party, Vendor shall ensure that Navarre has the right to use the third party's trademarks and service marks associated with the Products in Navarre's advertising and promotional materials. Navarre will follow established trademark guidelines of Vendor or such third party.

10.2 Vendor shall support Navarre and Navarre's Dealers with advertising, marketing and promotional activities. As a part of these activities, Vendor shall implement cooperative advertising and market development programs that Navarre and its Dealers can participate in.

11.      TERMINATION

11.1 Either party may terminate this Agreement with or without cause with thirty (30) days written notice. In the event of a material breach of this Agreement, the party not in breach, may terminate the Agreement after the failure of the other party to cure such breach within thirty
         (30) days of written notification to cure.

11.2 Upon expiration or termination of this Agreement, Navarre shall have the right, for 120 days after the termination, to return to Vendor all or a portion of the Products in Navarre's inventory. Vendor agrees to repurchase any such returned Products at the prices paid for them by Navarre less any applied credits and discounts.


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12.      MISCELLANEOUS

12.1 This Agreement shall be governed by the laws of the state of Minnesota. Any dispute arising out of this Agreement shall be brought and prosecuted in a court within Hennepin County Minnesota. For this purpose, Vendor appoints the Secretary of State of Minnesota as its agent for service of process.

12.2 This Agreement shall not be assignable by either party except in connection with a merger or acquisition.

12.3 This Agreement supersedes all prior oral or written proposals and communications between the parties related to this Agreement, and shall not be modified, rescinded, waived or otherwise changed except with the written consent of the parties.

12.4 Each party confirms that no inducements, promises or representations, not written herein, caused it to enter into this Agreement.

12.5 Navarre shall have the option to deduct from invoices due Vendor any credits or money due Navarre from Vendor, with prior written approval.

12.6 Neither party to this Agreement is the employee, agent or legal representative of the other for any purpose whatsoever.

The parties, by the actions of their authorized representatives, have executed this Agreement, including the attached Schedule A, as of the date first mentioned above.



CYBERMEDIA                             NAVARRE CORPORATION

/s/ Unni Warrier                       Illegible
__________________________________     ________________________________________
By                                     By


President                              Executive Vice President
__________________________________     ________________________________________
Title                                  Title


3-7-96
__________________________________     ________________________________________
Date                                   Date


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
                                   EXHIBIT "A"

to DISTRIBUTION AGREEMENT OF November 8, 1995

Between NAVARRE CORPORATION and CYBERMEDIA

                                                             SUGGESTED RETAIL
               PRODUCT NAME           UPC NUMBER                  PRICE                     NAVARRE-PRICE*
    ------------------------------------------------------------------------------------------------------
1.  First Aid for Windows            796244010201                $59.95                        $[ * ]
2.  PC 911 Ver. 2                    796244020200                $39.95                        $[ * ]
3.  First Aid PC 911 Bundle          796244010096                $99.95                        $[ * ]
4.                                                               $                             $
    -------------------------        ------------                 -----                         -----
5.                                                               $                             $
    --------------------------       ------------                 -----                         -----
6.                                                               $                             $
    --------------------------       ------------                 -----                         -----

                              ADDITIONAL DISCOUNTS

Navarre will be given a [ * ] discount and CyberMedia will receive a monthly advertisement in Navarre's price book, issued as a credit, for the performance of Value Added Services for retail accounts for which Navarre provides at least two of the following services: 1) Advertising co-op assistance. Maintain and administer co-op fund accrual amounts; 2) E.D.I. Maintain active electronic data interchange functions; 3) MixAssistance. Manage full product mix selection and make all mix decisions for retail accounts; 4) Pre-Ticketing. Provide and affix retailers' price tags; and 5) Planogramming. Design and development of store planograms.

Navarre may be given a discount, issued as a credit for sales to those retail accounts to which Navarre provides a full racking service. Racking service means monthly, instore personnel providing physical inventory management. Such services and discounts have to be approved in writing by the Vendor.

*Show volume discounts and minimum order quantities here.

Please Sign this Page


/s/ Unni Warrier                       Illegible
__________________________________     ________________________________________
CYBERMEDIA                             NAVARRE CORPORATION


- ---------------
[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   EXHIBIT "B"


                         American Software and Hardware


                                  Ingram Micro

                                  Micro Central

                                     Merisel
                                    Slash/GTI